Exhibit 99.1
                                                                   ------------

GUENTER H. JAENSCH, PHD
--------------------------------------------------------------------------------
16065 Bristol Isle Way
Delray Beach, FL  33446
Phone 561-496-2744
Fax   561-496-2746
ghjae@adelphia.net

September 27, 2006

Eric Henderson, PhD
Bioforce nanosciences Holdings, Inc.
Chairman of the Board
1615 Golden Aspen Drive
Ames, iowa  50010





Dear Eric:

After long and careful consideration I have decided to ask for my resignation from the Board of Bioforce, effective immediately. In contrast to the other board members, I have no vested interest in the company, and I feel that I cannot contribute enough; my modest proposals did not find much response either. Also, already chairing the Audit Committees of two other public companies, I think that I should avoid adding any more exposure vs. the SEC, particularly as I have not even been informed about the latest filings of Bioforce even though elected to chair the Audit Committee at the June 2006 Board Meeting.

Please feel free to contact me if you see any problems in how to disclose my resignation or to deal with possible other formal matters. In any case, I wish you personally and the company all the best for a wonderful future - I hope you will understand, however, that I rather want to focus on my other obligations.

Best regards,

/s/ Guenter
-----------                                          CC:     Dr. Larry Gold
                                                             Jean-Jaques Sunier
                                                             Kerry Frey
                                                     For Info:
                                                             Ed Cowle
                                                             Harvey Kaye